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400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, May 10, 2013 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three and six months ended March 31, 2013.

The Company reported a net loss of $343,000 for the three months ended March 31, 2013, compared to net income of $10,000 for the three months ended March 31, 2012. The net loss for the six months ended March 31, 2013 was $61,000 compared to net income of $40,000 for the six months ended March 31, 2012.

The net loss per share was $0.06 for the three months ended March 31, 2013 compared to net income of $0.00 for the three months ended March 31, 2012. The net loss per share was $0.01 for the six months ended March 31, 2013 compared to net income per share of $0.01 earned for the six months ended March 31, 2012.

“While the net loss for the quarter is disappointing, we are encouraged by the continued strong progress the Bank has made in reducing our levels of non-performing loans and non-performing assets. Our non-performing loans are now at their lowest levels in five years and have declined 22% since September 30, 2012, while our non-performing assets have declined 6% during the same period”, stated John Fitzgerald, President and Chief Executive Officer.  “In addition, our commercial loan portfolio grew during the recent quarter and we expect these new loans to enhance our net interest income for the rest of our Fiscal Year.”

Results from Operations for the Three Months Ended March 31, 2013

Net income decreased $353,000 during the three-month period ended March 31, 2013 compared with the three-month period ended March 31, 2012 due to higher provisions for loan loss, which increased $677,000. In addition, non-interest income decreased $138,000, or 25.2%, to $409,000 due to lower gains from the sales of loans and investment securities. Partially offsetting the higher provisions for loan loss and lower non-interest income were lower non-interest expenses. Non-interest expenses decreased $199,000, or 5.0%, to $3.8 million due to lower Other Real Estate Owned (“OREO”) expenses and lower professional fees.

Net interest and dividend income increased $30,000 to $3.8 million for the three months ended March 31, 2013 from $3.7 million for the three months ended March 31, 2012. The Company’s net interest margin increased by 11 basis points to 3.30% for the quarter ended March 31, 2013 compared to 3.19% for the quarter ended March 31, 2012. The yield on interest-earning assets fell 19 basis points to 4.29% for the three months ended March 31, 2013 from 4.48% for the three months ended March 31, 2012 primarily due to the lower interest rate environment. The cost of interest-bearing liabilities fell 32 basis points to 1.12% for the three months ended March 31, 2013 from 1.44% for the three months ended March 31, 2012. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

Interest and dividend income decreased $359,000, or 6.8%, to $4.9 million for the three months ended March 31, 2013 from $5.2 million for the three months ended March 31, 2012. The decrease was attributable to a $7.4 million, or 1.6%, decrease in the average balance of interest-earning assets and a 19 basis point decrease in the yield on such assets to 4.29% for the quarter ended March 31, 2013 compared with the prior year period. Interest expense decreased $389,000, or 25.7%, to $1.1 million for the three months ended March 31, 2013 from $1.5 million for the three months ended March 31, 2012. The average balance of interest-bearing liabilities decreased $14.0 million, or 3.3%, between the two periods, while the cost on such liabilities fell 32 basis points to 1.12% for the quarter ended March 31, 2013 compared with the prior year period.

The provision for loan losses was $1.0 million for the three months ended March 31, 2013 compared to $323,000 for the three months ended March 31, 2012. The provision for loan losses increased during the current period compared with the prior year period due to higher levels of loan charge-offs. Net charge-offs were $1.9 million for the three months ended March 31, 2013 compared to $163,000 for the three months ended March 31, 2012. Of the $1.9 million in net charge-offs, $795,000 represented specific reserves previously held in the allowance for loan loss.

The loan charge-offs during the three months ended March 31, 2013 resulted from write-downs of fourteen impaired loans. Ten non-performing loans secured by real estate were written down by $1.8 million based on updated appraisals of the real estate collateralizing the loans, four commercial loans totaling $75,000 were written off, and the Bank accepted a short-sale payoff of a $284,000 loan that resulted in a $10,000 loss. There was one partial recovery totaling $20,000 received during the quarter.

Non-interest income decreased $138,000, or 25.2%, to $409,000 during the three months ended March 31, 2013 compared to $547,000 for the three months ended March 31, 2012. The decrease was attributable to lower gains on the sales of assets. The Company recorded gains totaling $82,000 from the sale of loans during the three months ended March 31, 2013, which decreased $61,000 from the prior year period. In addition, there were no gains from the sale of available-for-sale investment securities during the three months ended March 31, 2013 compared to gains of $64,000 for the three months ended March 31, 2012.

During the three months ended March 31, 2013, non-interest expenses decreased $199,000 to $3.8 million from $4.0 million for the three months ended March 31, 2012 primarily due to lower OREO expenses, which fell $81,000, or 31.2%, and lower professional fees, which fell $58,000, or 17.5%, from the prior year period. In addition, compensation and benefit expenses decreased $29,000, or 1.5%, due to lower stock-based compensation and employee medical benefit expense.

The Company recorded a tax benefit of $275,000 for the three months ended March 31, 2013, compared to a tax benefit of $42,000 for the three months ended March 31, 2012.

Results from Operations for the Six Months Ended March 31, 2013

The Company recorded a net loss of $61,000 during the six-month period ended March 31, 2013 compared to net income of $40,000 for the six-month period ended March 31, 2012 due primarily to higher provisions for loan loss, which increased $748,000. Offsetting the higher provisions for loan loss were lower non-interest expenses, which decreased $451,000, or 5.8%.

The net interest margin increased by 16 basis points to 3.29% for the six months ended March 31, 2013 compared to 3.13% for the six months ended March 31, 2012. The yield on interest-earning assets fell 17 basis points to 4.29% for the six months ended March 31, 2013 from 4.46% for the six months ended March 31, 2012 primarily due to the lower rate environment. The cost of interest-bearing liabilities fell 33 basis points to 1.14% for the six months ended March 31, 2013 from 1.47% for the six months ended March 31, 2012. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

The Company’s net interest and dividend income increased $145,000, or 2.0%, to $7.5 million during the six month period ended March 31, 2013.

Interest and dividend income decreased $676,000, or 6.4%, to $9.8 million for the six months ended March 31, 2013 from $10.5 million for the six months ended March 31, 2012. The average balance of interest-earning assets decreased $11.2 million, or 2.4%, while the yield on assets decreased 17 basis points to 4.29% for the six months ended March 31, 2013 compared with the prior year period. Interest expense decreased $821,000, or 26.3%, to $2.3 million for the six months ended March 31, 2013 from $3.1 million for the six months ended March 31, 2012. The average balance of interest-bearing liabilities decreased $17.7 million, or 4.2%, between the two periods while the cost on such liabilities fell 33 basis points to 1.14% for the six months ended March 31, 2013 compared with the prior year period.

The provision for loan losses was $1.4 million for the six months ended March 31, 2013 compared to $693,000 for the six months ended March 31, 2012. Net charge-offs were $2.1 million for the six months ended March 31, 2013 compared to $497,000 for the six months ended March 31, 2012.

The loan charge-offs during the six months ended March 31, 2013 resulted primarily from additional write-downs of loans previously deemed impaired. Thirteen non-performing loans totaling $8.2 million were written down by $2.0 million for the six months based on updated valuations of the real estate securing the loans. Of these thirteen loans, three totaling $2.9 million at September 30, 2012 were transferred to other real estate owned. In addition, the Company wrote down four commercial loans by $75,000 and one personal consumer loan totaling $12,000 during the six months ended March 31, 2013. There was one partial recovery totaling $20,000 received during the six months period.

Non-interest income decreased $59,000, or 5.2%, to $1.1 million for the six months ended March 31, 2013 compared to the prior year period. The decrease was attributable to lower net gains on the sales of assets and lower service charge income. Gains on the sale of available-for-sale investment securities decreased $85,000 to $63,000 for the six months ended March 31, 2013 from $148,000 for the six months ended March 31, 2012. In addition, service charge income decreased $56,000, or 11.2%, to $446,000 due to lower late charge income on loans and lower minimum balance fees from deposit accounts. Partially offsetting the decrease were higher net gains from the sales of loans, which increased $86,000 to $346,000 for the six months ended March 31, 2013 compared with $260,000 for the six months ended March 31, 2012.

Non-interest expenses decreased $451,000, or 5.8%, to $7.4 million during the six months ended March 31, 2013 from $7.8 million for the six months ended March 31, 2012. With the exception of data processing expenses, which were temporarily higher due to the Bank’s core systems conversion in 2012, all other categories of non-interest expenses have decreased. OREO expenses decreased $199,000, or 38.3%, compensation and benefit expenses decreased $86,000, or 2.3%, loan servicing expenses decreased $68,000, or 37.2%, professional fees decreased $66,000, or 11.7% and other expenses decreased $69,000.

The Company recorded a tax benefit of $145,000 for the six months ended March 31, 2013, compared to a tax benefit of $35,000 for the six months ended March 31, 2012.

Balance Sheet Comparison

Total assets increased $11.5 million, or 2.25%, to $520.3 million during the six months ended March 31, 2013 from $508.8 million at September 30, 2012. The increase was attributable to higher balances of loans receivable, investment securities, cash and OREO.

Cash and interest bearing deposits with banks increased $2.2 million, or 22.2%, to $12.3 million at March 31, 2013 from $10.0 million at September 30, 2012. Deposit inflows accounted for the increase.

Total loans receivable increased $1.3 million during the six months ended March 31, 2013 to $390.2 million and were comprised of $155.4 million (39.8%) one-to-four family residential mortgage loans, $148.7 million (38.1%) commercial real estate loans, $32.6 million (8.4%) commercial business loans, $23.1 million (5.9%) construction loans, $21.7 million (5.6%) home equity lines of credit and $8.7 million (2.2%) other loans. Expansion of the portfolio during the six months ended March 31, 2013 occurred primarily in construction loans, which increased $5.2 million, followed by commercial business loans, which increased $2.7 million.

Total non-performing loans decreased by $4.4 million to $15.7 million at March 31, 2013 from $20.1 million at September 30, 2012. The ratio of non-performing loans to total loans decreased to 4.0% at March 31, 2013 from 5.2% at September 30, 2012.

Included in the non-performing loan totals were twenty residential mortgage loans totaling $6.6 million, six construction loans totaling $4.0 million, seven commercial real estate loans totaling $3.4 million, seven home equity lines of credit totaling $820,000, and four commercial business loan totaling $799,000.

During the six months ended March 31, 2013, the allowance for loan losses decreased $674,000 to $3.2 million. The decrease in the allowance for loan loss was primarily the result of higher net loan charge-offs. The allowance for loan losses as a percentage of non-performing loans increased to 20.3% at March 31, 2013 compared with 19.2% at September 30, 2012. At March 31, 2013, the Company’s allowance for loan losses as a percentage of total loans was 0.82% compared with 0.99% at September 30, 2012. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible continuation of the current adverse economic environment.

Investment securities increased $4.6 million to $62.5 million at March 31, 2013 from $57.9 million at September 30, 2012. The Company purchased $14.2 million of U.S. Government-sponsored enterprise obligations, received repayments totaling $8.3 million and sold securities totaling $1.1 million during the six months ended March 31, 2013.

Other real estate owned increased $2.5 million to $15.9 million at March 31, 2013 from $13.4 million at September 30, 2012. During the six months ended March 31, 2013, the Bank sold four properties totaling $783,000 for a loss of $45,000 and added five properties totaling $3.1 million resulting from foreclosure of collateral securing non-performing loans. The Bank is determining the proper course of action for its other real estate owned, which may include holding the properties until the real estate market improves, selling the properties to a developer and completing partially completed homes for either rental or sale.

Total deposits increased $10.2 million, or 2.4%, to $426.7 million during the six months ended March 31, 2013. The increase in deposits occurred in non-interest bearing checking accounts, which increased $7.0 million, or 13.8%, to $57.9 million, certificates of deposit (including individual retirement accounts), which increased $4.2 million, or 2.7%, to $162.7 million and money market accounts, which increased $1.4 million, or 1.3% to $109.0 million. Offsetting these increases were decreases in interest-bearing checking accounts, which decreased $1.3 million, or 3.0%, to $43.0 million, and savings accounts, which decreased $1.2 million, or 2.1%, to $54.1 million. The Company’s ability to fund its loan and investment activity with checking account balances contributed to the increase in its net interest margin.

Included with the total deposits at March 31, 2013 were $7.0 million in brokered certificates of deposit. At September 30, 2012 brokered certificates of deposit were $7.5 million.

The Company did not repurchase any shares during the six months ended March 31, 2013. Through March 31, 2013, the Company had repurchased 81,000 shares at an average price of $8.33 pursuant to the second stock repurchase plan, which has reduced outstanding shares to 5,807,344.

The Company’s book value per share decreased to $7.72 at March 31, 2013 from $7.75 at September 30, 2012. The decrease was due to the Company’s results of operations for the six months ended March 31, 2013.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates five branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, and Bridgewater. Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Income Statement Data:
Interest and dividend income	$4,884	$5,243	$9,838	$10,514
Interest expense	1,124	1,513	2,298	3,119
Net interest and dividend income	3,760	3,730	7,540	7,395
Provision for loan losses	1,000	323	1,441	693
Net interest and dividend income after
provision for loan losses	2,760	3,407	6,099	6,702
Non-interest income	409	547	1,068	1,127
Non-interest expense	3,787	3,986	7,373	7,824
Income (loss) before income tax benefit	(618)	(32)	(206)	5
Income tax benefit	(275)	(42)	(145)	(35)
Net income (loss)	$(343)	$10	$(61)	$40

Per Share Data:
Basic earnings (loss) per share	$(0.06)	$0.00	$(0.01)	$0.01
Diluted earnings (loss) per share	N/A	$0.00	N/A	$0.01
Book value per share, at period end	$7.72	$7.69	$7.72	$7.69

Selected Ratios (annualized):
Return on average assets	-0.27%	0.01%	-0.02%	0.02%
Return on average equity	-3.08%	0.09%	-0.27%	0.18%
Net interest margin	3.30%	3.19%	3.29%	3.13%

	March 31,	September 30,
	2013	2012
Balance Sheet Data:
Assets	$520,319	$508,846
Loans receivable	390,629	389,128
Allowance for loan losses	3,184	3,858
Investment securities - available for sale, at fair value	18,525	16,786
Investment securities - held to maturity, at cost	43,936	41,068
Deposits	426,722	416,518
Borrowings	43,340	41,503
Shareholders' Equity	44,811	45,005

Asset Quality Data:
Non-performing loans	$15,659	$20,074
Other real estate owned	15,932	13,381
Total non-performing assets	31,591	33,455
Allowance for loan losses to non-performing loans	20.33%	19.22%
Allowance for loan losses to total loans receivable	0.82%	0.99%
Non-performing loans to total loans receivable	4.01%	5.16%
Non-performing assets to total assets	6.07%	6.57%
Non-performing assets to total equity	70.50%	74.34%